AMENDED AND RESTATED

CUSTODIAL AND AGENCY SERVICES AGREEMENT

STRATEGY SHARES

1. DEFINITIONS AND INTERPRETATION.	1
2. APPOINTMENT AS CUSTODIAN AND AGENT; ESTABLISHMENT OF ACCOUNTS.	2
3. CUSTODY ACCOUNT PROCEDURES.	3
4. CASH ACCOUNT PROCEDURES.	4
5. AGENCY SERVICES: PORTFOLIO COMPOSITION.	6
6. AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS.	6
7. INSTRUCTIONS.	8
8. PERFORMANCE BY CITI.	9
9. CORPORATE ACTIONS.	10
10. COMMUNICATIONS, RECORDS AND ACCESS.	10
11. TAX STATUS/WITHHOLDING TAXES.	11
12. LIEN AND SET OFF.	11
13. USE OF THIRD PARTIES.	11
14. SCOPE OF RESPONSIBILITY.	12
15. INDEMNITY.	14
16. MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.	14
17. FEES AND EXPENSES.	15
18. CITIGROUP ORGANIZATION INVOLVEMENT.	15
19. INFORMATION AND DATA PROTECTION.	15
20. ADVERTISING.	16
21. REPRESENTATIONS.	16
22. REPRESENTATIVE CAPACITY.	17
23. TERMINATION.	17
24. GOVERNING LAW AND JURISDICTION.	18
25. MISCELLANEOUS.	18

Exhibits, Schedules or Annexes:

•	Exhibit 1: List of Funds
•	Annex A: U.S. Special Resolution Regime Recognition Annex
•	Annex B: Confidentiality and Data Privacy Conditions Annex

THIS AMENDED AND RESTATED CUSTODIAL AND AGENCY SERVICES AGREEMENT is made on March 26, 2026, by and between Strategy Shares (f/k/a Huntington Strategy Shares), a statutory trust organized under the laws of the State of Delaware, (the “Trust”) and Citibank, N.A. acting through its offices located in New York, New York (“Citi”).

WHEREAS, the Trust and Citi entered into a Custodial and Agency Services Agreement (the “Original Agreement”), dated as of April 23,2012 with an effective date of June 1, 2012, as amended, pursuant to which, among other things, Citi provides certain custodial services to the Trust;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement on the terms and subject to the conditions hereinafter contained;

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series (each, a “Fund,” and together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 25 below, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on Appendix A hereto;

WHEREAS, the Trust will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units,” as more fully described in the currently effective prospectus and statement of additional information of the Trust and each Fund (collectively, the “Prospectus”);

WHEREAS, the Trust desires to appoint Citi as custodian of the assets of each Fund; and

WHEREAS, Citi is willing to accept such appointment on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1.                   DEFINITIONS AND INTERPRETATION.

“Administrative Support Provider” means those persons utilized by Citi to perform ancillary services of a purely administrative nature such as couriers, messengers or other commercial transport systems.

“Authorized Person” means the Trust or any person (including any individual or entity) authorized by the Trust to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person) in a notice reasonably acceptable to Citi.

“Cash” means all cash in the form of U.S. Dollars or equivalent received and held under the terms of this Agreement, unless Citi agrees in writing to receive and hold any other currency.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Clearance System” means any clearing agency, settlement system, payments system, depository (including any entity, including but not limited to The Depository Trust Company (“DTC”) and the National Securities Clearing Corporation (“NSCC”), that acts as a system for the central handling of Securities in the country where it is incorporated or organized or that acts as a transnational system .for the central handling of securities) used in connection with transactions relating to Shares or Securities and any nominee of the foregoing.

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“Fee Schedule” means the schedule referred to in Section 17 as annexed hereto.

“Instructions” means any and all instructions (including approvals, consents and notices) received by Citi from, or reasonably believed by Citi to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Trust and Citi. Instructions shall include information or directions from the Distributor appointed by the Trust, as described in Section 6 hereof. References to the Trust in this Agreement in regard to any Instruction shall include any Authorized Person.

“Market Infrastructure” means public utilities, external telecommunications facilities and other common carriers of electronic and other messages, and external postal services. Market infrastructures are not delegates or agents of Citi.

“Sub custodian” means those persons utilized by Citi for the safe-keeping, clearance and settlement of Securities.

“Securities” means any financial asset (other than Cash) from time to time held for the Trust under the terms of this Agreement; provided, however, unless otherwise agreed to in writing by Citi, Securities shall only consist of those U.S. equity securities eligible for transactions within the Continuous Net Settlement System of the National Securities Clearing Corporation and that are settled by delivery within The Depository Trust Company.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of (i) Securities or Cash, (ii) the transactions effected under this Agreement or (iii) the Trust; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of Citi or its agents.

2.                   APPOINTMENT AS CUSTODIAN AND AGENT; ESTABLISHMENT OF ACCOUNTS.

(A)       Appointment. The Trust herby constitutes and appoints Citi as (i) custodian of Shares of any Fund received for delivery or redemption to or from any Authorized Participant as provided in Sections 5 and 6 hereof, (ii) custodian of Securities and Cash at any time owned by a Fund and delivered to Citi as custodian hereunder and (iii) agent to perform certain accounting, recordkeeping and other services relating to Shares and the Securities and cash owned by a Fund as provided in Sections 5 and 6 hereof.

(B)       Accounts. The Trust authorizes Citi to establish on its books, pursuant to the terms of this Agreement, (i) a custody account or accounts (the “Custody Account”) on behalf of each Fund or other accounts or arrangements as required in connection with any Securities and (ii) a cash account or accounts (the “Cash Account”) with respect to each. The Custody Account or other arrangement as appropriate will be deemed to be a custody account for the receipt, safekeeping and maintenance of Securities, the Cash Account will be a current account for Cash including collateral received pursuant to Sections 5 and 6 of this Agreement.

(C)       Acceptance of Securities and Cash. Citi will determine in its reasonable discretion whether to accept (i) for custody in any Custody Account or otherwise as required to provide the custodial services specified in this Agreement, Securities of any kind and (ii) for deposit in the Cash Account or the Collateral Account, Cash in any currency. Citi will promptly notify the Trust if Citi does not accept any Securities or Cash.

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(D)       Payments and Deliveries. The location of Citi is the sole place of payment of any obligation under this Agreement. Citi is only obligated to make payment in respect of the Cash Account in the currency in which that Cash Account is denominated.

3.                   CUSTODY ACCOUNT PROCEDURES.

(A)       Designation of Custody Account. The Custody Account will be in the name of the applicable Fund or such other name as the Trust may reasonably designate.

(B)       Credits to the Custody Account. Citi is not obligated to credit Securities to the Custody Account or otherwise as required in connection with services under this Agreement before receipt of such Securities by final settlement as determined in accordance with the regulations of the relevant market. If Citi makes a credit before such receipt, Citi may at any time reverse all or part of the credit and make an appropriate entry to the Custody Account or its other applicable records.

(C)       Debits to the Custody Account. If Citi has received Instructions that would result in the delivery of Securities exceeding credits to the Custody Account for that Security, Citi may reject the Instructions or may decide which deliveries it will make as required by market authorities or practices.

(D)       Segregation.

(i)       Citi will identify on its records that that Shares and Securities do not belong to Citi and are segregated from Citi's assets.

(ii)       Citi will hold Securities with a Sub custodian only in an account that holds exclusively assets held by Citi for its customers. Citi will direct each Sub custodian to identify on its books that Securities are held for the account of Citi as custodian for its customers. Citi will direct each Sub custodian to hold Securities in a Clearance System only in an account of the Sub custodian which holds exclusively assets held by the Sub custodian for its customers.

(iii)       Any Securities deposited by Citi with a Sub custodian will be subject only to the instructions of Citi, and any Securities held in a Clearance System for the account of a Sub custodian will be subject only to the instructions of the Sub custodian. Any Securities held directly by Citi in any Clearance System will be held only in an account that holds exclusively assets held by Citi for its customers, to the extent permissible under applicable law and the rules of the Clearance System, and the account will be subject only to the instructions of Citi.

(iv)       Citi will require the Sub custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Sub custodian.

(E)       Denomination of Securities. The Trust will bear the risk and expense associated with investing in Securities denominated in any currency.

(F)       Irrevocable Commitments; Related Charges. In carrying out Instructions to clear and/or settle transactions under this Agreement Citi may incur irrevocable commitments to pay for or deliver Securities or Shares, and the Trust shall reimburse Citi in respect of irrevocable commitments and any costs or charges, including any cash collateral obligations, incurred by Citi to any person (including any Clearance System) in connection with effecting any Instructions. The Trust's reimbursement obligation shall arise as a current obligation under this Agreement when Citi incurs an irrevocable commitment, regardless of its maturity {including the payment by Citi of required costs or charges).

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4.                   CASH ACCOUNT PROCEDURES.

(A)       Designation of Cash Account. A Cash Account will be in the name of the Trust, on behalf of the applicable Fund, or such other name as the Trust may reasonably designate and will be held by Citi as banker and not as fiduciary or trustee.

(B)       Credits and Debits to the Cash Account. Citi may, but is not obligated to, make a credit or debit to the Cash Account before receipt by Citi of a corresponding and final payment in cleared funds. If Citi makes a credit or debit before such receipt, Citi may at any time. reverse all or part of the credit or debit (including any interest thereon), make an appropriate entry to the Cash Account, and if it reasonably so decides, require repayment of any amount corresponding to any debit. No prior action or course of dealing by Citi with respect to settlement of any transactions will obligate Citi to make any credit or debit before receipt of Cash.

(C)       Overdrafts in the Cash Account. The Trust, on behalf of a Fund, will ensure that it has sufficient immediately available funds in the Cash Account to settle •any Shares or Securities received against payment for credit to the Custody Account or otherwise required to effect any Instruction, including as described in Section 3(F). Citi may, but is not obligated to, make any debit to the Cash Account that might result in or increase an overdraft or exceed the immediately available funds credited to the Cash Account. If the total amount of debits to the Cash Account at any time would otherwise result in any overdraft or exceed the immediately available funds credited to the Cash Account, Citi may decide which debits it will make (in whole or in part and in the order it selects) or may reject any settlement of any Shares or Securities or any Instruction.

(D)       Payments. Any overdraft is payable on demand. The Trust on behalf of a Fund will transfer to Citi on closure of the Cash Account and otherwise on demand from Citi sufficient immediately available funds to cover any overdraft on the Cash Account or any other extension of credit and any interest, fees and other amounts owed. Citi may charge interest on any overdraft at the rate set forth on the Fee Schedule, as such rate may be changed from time to time by Citi in accordance with the terms of such Fee Schedule.

(E)       Extensions of Credit; Reimbursement. The Trust, on behalf of a Fund, agrees that any extension of credit to the Trust, on behalf of a Fund, under this Agreement will be unadvised, uncommitted and at the sole discretion of Citi, and the Trust, on behalf of a Fund, agrees that it shall repay any extension of credit upon demand. Citi may charge interest on any overdraft at the rate notified to the Trust, on behalf of a Fund, from time to time. Citi may at any time cancel or refuse any extension of credit. No prior action or course of dealing by Citi with respect to extending credit to effect any settlement of any transactions or any Instructions will obligate Citi to extend any credit in regard to any subsequent settlement of any transaction or Instruction. The Trust, on behalf of a Fund, agrees that “extension of credit” as used in this Agreement includes any daylight and overnight overdraft or similar advances, any reimbursement obligation as provided in this Agreement, and uncommitted overdraft lines or similar uncommitted lines provided by Citi to the Trust, on behalf of a Fund, in connection with the Cash Account or services under this Agreement.

(H) Rights for Extension of Credit./Lien. In addition to any other remedies available to Citi under applicable law, Citi hereby has, and the Trust on behalf of the applicable Fund hereby grants, a continuing general lien on all Securities of the particular Fund to which Citi extended credit until satisfaction of all liabilities and obligations arising under this Agreement (whether actual or contingent) of the particular Fund to which Citi extended credit to Citi with respect to any fees and expenses or extensions of credit including, but not limited to, daylight and overnight overdrafts, charges resulting from reversals of

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credits, reimbursement demands of Citi in respect of irrevocable commitments, and any other present and future obligations of the Trust payable to Citi.

(I)       Rights for Extension of Credit./Set-Off. Without limiting any rights Citi may have under applicable law, Citi may, without prior notice to the Trust, set off any payment obligation with regard to an extension of credit or the value of any other payment or delivery obligation owed by the particular Fund to which Citi extended credit against any payment obligations or the value of any delivery obligations owed by the particular Fund to which Citi extended credit, regardless of the place of payment, delivery and/or currency of any obligation (and for such purposes may make any currency conversion necessary). If any obligation is unliquidated or unascertained, Citi may set off as provided herein an amount estimated by it in good faith to be the amount of that obligation.

(J)       Exercise of Rights. If the Trust, on behalf of the particular Fund to which Citi extended credit, fails to pay Citi in respect of any extension of credit, is dissolved or becomes the subject of formal insolvency proceedings in any jurisdiction, or any step is taken against the Trust, on behalf of the particular Fund to which Citi extended credit, to initiate insolvency proceedings in any jurisdiction, Citi may, without notice to the Trust, and at any time: (i) appropriate and apply all or any part of the Securities and Cash held for the particular Fund to which Citi extended credit under this Agreement, by Citi against any or all obligations of the particular Fund to which Citi extended credit under this Agreement to Citi (whether matured or subject to any demand); (ii) sell all or any part of the Securities; and (iii) exercise, in respect of the Securities and Cash, all the rights and remedies a party with a senior security or similar right would be entitled to exercise in such default under any applicable law. The Trust, on behalf of the particular Fund to which Citi extended credit, shall not grant any person a lien, security interest, charge or similar rights or claims against Securities or Cash without Citi’s consent.

(M)       Foreign Exchange. The Trust, on behalf of the particular Fund to which Citi extended credit, agrees that it assumes the risks associated with holding or effecting transactions in Cash denominated in any currency including any events or laws that delay or adversely affect transferability, convertibility or availability of any currency, appropriation or seizure, any devaluation or redenomination of any currency or fluctuations or changes in foreign exchange rates. The Trust, on behalf of the particular Fund to which Citi extended credit, may instruct Citi to execute a foreign exchange as part of the services under this Agreement. Instructions may be given on a case by case basis or as a standing Instruction. Citi will debit the Trust’s Cash Account, on behalf of the particular Fund to which Citi extended credit, to process foreign exchange and credit the Trust’s Cash Account, on behalf of the particular Fund to which Citi extended credit, with the new currency in accordance with the Instruction(s). Citi may net or set off transactions when effecting foreign exchange. Citi may be compensated in part from the spread taken on foreign exchange, and Citi or an affiliate may act as principal in any foreign exchange. The Trust, on behalf of the particular Fund to which Citi extended credit, will be notified of the exchange rate of all executed foreign exchange in its reporting from Citi or, if not included, upon Trust’s request. The Trust, on behalf of the particular Fund to which Citi extended credit, acknowledges that the foreign exchange rate applied will depend on a number of factors, including the size of the transaction, the liquidity in the relevant currencies, the time of day and other market factors. The Trust, on behalf of the particular Fund to which Citi extended credit, may not receive published spot rates in the relevant currencies. Unless otherwise provided in applicable law, the Trust, on behalf of the particular Fund to which Citi extended credit, agrees that neither Citi nor any applicable affiliate assumes any fiduciary or other duty by virtue of effecting foreign exchange, nor are they acting as trustee.

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5.                   AGENCY SERVICES: PORTFOLIO COMPOSITION.

(A)       Determination of Creation Deposit. Subject to and in accordance with directions and information provided by the Trust's sponsor (the “Sponsor”) and the Fund's accountant (the “Fund Accountant”), in each case as identified by the Trust, the Trust's policies, as adopted from time to time by the Board of Trustees of the Trust (the “Board”), and procedures set forth in the Prospectus, Citi will determine for each Fund after the end of each trading day on the New York Stock Exchange (the “NYSE”) the following information required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund on such date:

(i)       The identity and weighting of the Securities component and the Cash component (together with Securities, the “Portfolio Components”) of a Creation Unit of such Fund for purposes of purchases in- kind and redemptions in-kind for standard and custom Creation Units. Identity and weighting of Portfolio Components for non-standard and negotiated Creation Units will be provided by the Sponsor by agreed upon deadlines.

(ii)       Determine value of cash purchase and redemptions (“Cash Values”) as instructed.

Citi will provide (or cause to be provided) the Portfolio Components and/or Cash Values as instructed according to the policies established by the Board, and as required will provide such information to the NSCC for dissemination prior to the opening of trading on the NYSE on each day that the NYSE is open.

(B)       Movements of Portfolio Components. In connection with purchases of Creation Units, Citi will monitor the receipt of the underlying Portfolio Components or the receipt of Cash as collateral in lieu of Securities pursuant to Instructions in accordance with Section 6 below, and will cause the delivery of Shares only upon confirmation that such Securities and/or Cash have settled in the applicable Custody Account or Cash Account. The settlement of Shares shall be aligned with the settlement of the underlying Portfolio Components.

In connection with redemptions of Creation Units, Citi will monitor the receipt of Shares or collateral in lieu of Shares, and will release to the applicable Authorized Participant the underlying Portfolio Components pursuant to Instructions received in accordance with Section 6 of this Agreement.

6.                   AGENCY SERVICES: CREATION UNITS, SALES AND REDEMPTIONS.

(A)       Sale of Shares. Citi will deposit into the Custody Account or Cash Account of the appropriate Fund, such payments (consisting of Securities and Cash, including Cash collateral) as are received from each person authorized to purchase Shares in Creation Units as identified by the Trust (each, an “Authorized Participant”) for purchase of Shares in Creation Units thereof issued or sold from time to time by a Fund. The Trust's distributor (“Distributor”) shall be the Trust's Authorized Person for advising Citi each day as to the Creation Units purchased by an Authorized Participant. Citi will provide timely notification to the Sponsor on behalf of each such Fund of any receipt by it of Portfolio Components as payments for Shares and instruct the Trust's transfer agent (“Transfer Agent”) as to the issuance of new Shares in Creation Units in connection with such payments; and Citi will effect the transfer the Shares to the Authorized Participant through the NSCC or as otherwise required.

(B)       Repurchases or Redemptions of Shares. From Securities and Cash held for a Fund as may be available for the purpose, Citi will deliver Portfolio Components, as required, for payment to Authorized Participants who· have delivered to the Distributor proper instructions for the redemption or repurchase of Shares in Creation Unit aggregations, which will have been accepted by the Distributor. The Distributor

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shall advise Citi each day as to the repurchase of Shares in Creation Units. Citi will transfer the applicable Portfolio Components to the Authorized Participant and instruct the Transfer Agent as to the cancellation of the corresponding Shares in Creation Units of the applicable Fund. Any cash redemption payment (less any applicable redemption transaction fee) due to the Authorized Participant on redemption will be effected through the NSCC, the DTC or through wire transfer (in the case of redemptions effected outside of the NSCC or the. DTC).

The Trust understands and agrees that, in accordance with generally accepted settlement practices and customs in certain jurisdictions or markets in which Securities may be held, Citi may deliver Securities prior to the receipt of Shares of a Fund the redemption for which such Securities were being delivered. Any loss resulting from such “free” delivery of Securities will be at the risk of the Trust without regard to whether any Instructions were for other delivery or receipt.

(C)       Acceptance of Collateral in Lieu of Portfolio Components or Shares. Citi shall accept Cash collateral in lieu of (i) any Securities required to be delivered by an Authorized Participant in connection with a sale of Shares pursuant to Section 6(A) of this Agreement or (ii) Shares in Creation Units required to be delivered by an Authorized Participant in connection with a repurchase or redemption of any such Creation Unit pursuant to Section 6(B) of this Agreement.

If any requisite Cash as collateral has not been received by Citi prior to 2:00 p.m. (Eastern Time) on the Settlement Date for the Shares being purchased (or Redemption Date for the Shares being redeemed), Citi will not be required to release the newly created Shares (or Portfolio Components underlying newly redeemed Shares); provided, however, that Citi shall make a good faith effort to release Shares or Portfolio Components where collateral is received after such time.

(D)       Calculation of Collateral Amount. On a daily basis, Citi will (i) calculate the amount of Cash as collateral, if any, required to be delivered by each Authorized Participant and (ii) contact each Authorized Participant, as applicable, and request the Authorized Participant post collateral equal to the Required Collateral Amount (defined below). All fund transfers shall be made by Fed wire. The Required Collateral Amount varies based on the portion of Securities or Shares delivered to a Custody Account by the Authorized Participant in connection with its purchase or redemption of Shares, as applicable, as of the relevant calculation date. The shortfall between the value of Securities delivered to the applicable Account and the value of the total basket of Securities underlying a Creation Unit (the “Total Basket Value”) is referred to as the “Deficiency Amount”.

In connection with the purchase of Shares by an Authorized Participant, the “Required Collateral Amount” shall be determined as follows: on any date, if the Deficiency Amount is 1/3 or less of the Total Basket Value, the Required Collateral Amount is 115% of the Deficiency Amount. If the Deficiency amount is more than 1/3 of the Total Basket Value, then the Required Collateral Amount is 115% of the Total Basket Value. In connection with the redemption of Shares by an authorized Participant, the Required Collateral Amount shall be equal to 115% of the value of the total number •of Shares underlying the applicable redemption order for each Creation Unit based on the trade date NAV of such Shares.

(E)       Collateral Calls; Return of Collateral; Buy-Ins.

(i)       Collateral Calls. Citi shall contact the applicable Authorized Participant and request the Authorized Participant to post additional collateral on any business day when the collateral posted is less than the Required Collateral Amount. Notwithstanding this, Citi will not be required to call for additional collateral and the Authorized Participant will not be required to post additional collateral unless the difference between the collateral posted and the Required Collateral Amount

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is at least 10% of the Required Collateral Amount on such date (the “Minimum Transfer Amount”); provided, that the Minimum Transfer Amount may be changed from time to time by mutual written consent of the parties. The Authorize Participant must post 100% of such additional collateral plus any applicable wire fee charged by Citi to the Authorized Participant to the extent that such shortfall was greater than or equal to the Minimum Transfer Amount. Citi will verify that the correct amount of additional collateral was timely received. Citi will copy the Sponsor on all collateral calls made to the Authorized Participant.

(ii)       Return of Collateral. As Securities or Shares, as applicable, are delivered to Citi and the Deficiency Amount is reduced, Citi will, as promptly as practicable, cause the Fund to return excess collateral to the Authorized Participant, less any applicable wire fee charged by Citi to the Authorized Participant, to the extent. that the excess collateral is greater than or equal to the Minimum Transfer Amount (at least 10% of the Required Collateral Amount on such date, or such other percentage as may have been agreed to by mutual written consent of the parties). Upon delivery of all required Securities or Shares, as applicable, to Citi by the Authorized Participant (either as a result of a buy- in or as a result of delivery by the Authorized Participant), Citi shall return all remaining collateral to the Authorized Participant. Citi shall pay interest on collateral at a rate mutually agreed upon between Citi and the Fund. Interest accrued on any collateral will be paid to the applicable Authorized Participant on the l0th business day of month following the month in which interest was accrued.

(iii)       Buy-In. At any time the Sponsor may give Citi an Instruction to pay or transfer any collateral including for settlement of any Securities or Shares purchased by the Fund as a buy-in of any Securities or Shares not delivered by an Authorized Participant. Citi shall have no responsibility for determining if the Sponsor is authorized to effect any payment or transfer of collateral.

7.                   INSTRUCTIONS.

(A) Instructions may be transmitted through any electronic medium or system or manually as agreed between the Trust and Citi.

(B) The Trust and Citi will comply with applicable security procedures designed to verify the origination of Instructions (the “Procedures”). Citi's sole obligation will be to comply with what is contained in the Procedures to establish the identity or authority of any Authorized Person to send any Instruction. Citi is not responsible for errors or omissions made by the Trust or resulting from fraud or the duplication of any Instruction by the Trust, and Citi may act on any Instruction by reference to an account number only, even if any account name is provided. Citi may act on an Instruction if it reasonably believes it contains sufficient information.

(C) Citi may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with any Procedures and will promptly notify the Trust of its decision.

(D) If Citi acts on any Instruction requiring manual processing (including facsimile or telephone), and, if Citi complies with the Procedures, then the Trust will be responsible for any loss or damage suffered by the Trust or Citi in connection with that Instruction. The Trust expressly acknowledges that the Trust is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

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(E) Citi may rely on the authority of each Authorized Person until Citi has received notice acceptable to it of any change from the Trust or any other Authorized Person and Citi has had a reasonable time to act (after which time it may rely on the change).

(F) Citi is obligated to act on Instructions only to the extent they are received prior to applicable cut-off times on banking days when Citi and the applicable financial markets are open for business. Instructions are to be given in the English language unless Citi otherwise specifies or English is not appropriate in regard to any agreed electronic method for sending Instructions.

(G) In some securities markets, securities deliveries and payments therefore may not be or are not customarily made simultaneously. Accordingly, notwithstanding the Trust's Instruction to deliver Securities against payment or to pay for Securities against delivery, Citi may make or accept payment for or. delivery of securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

(H) Without additional Instruction, Citi may act on Instructions generated by itself in accordance with its obligations as agency services provider as provided in Sections 5 and 6 of this Agreement.

8.                   PERFORMANCE BY CITI.

(A)       Custodial Duties Requiring Instructions. Citi will carry out the following actions only upon receipt of Instructions:

(i)       make payment for and/or receive any Shares or Securities or deliver or dispose of any Shares or Securities, except as otherwise specifically provided for in this Agreement;

(ii)       deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with Securities; and

(iii)       carry out any action affecting Shares, Securities or Cash or the Custody Account, Cash Account or other applicable record in regard to Shares other than those specified in Section 8(B) below, but in each instance subject to the agreement of Citi.

(B)       Non-Discretionary Custodial Duties. Absent a contrary Instruction, Citi is authorized to carry out non-discretionary matters in connection with anything provided in this Agreement or any Instruction. Without limiting the authority of Citi with regard to non-discretionary matters, without further Instructions, Citi will:

(i)       in the Trust's name or on its behalf, sign any documents relating to Shares or Securities which may be required (i) pursuant to an Instruction to obtain any Shares, Securities or Cash or (ii) by any tax or regulatory authority;

(ii)       receive and/or credit income, payments and distributions in respect of Shares or Securities;

(iii)       exchange interim or temporary receipts for definitive certificates, and old or overstamped certificates for new certificates; and

(iv)       make any payment by debiting the Cash Account or any other designated account of the Trust with Citi as required to effect any Instruction.

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9.                   CORPORATE ACTIONS.

(A)       Notices. Citi will notify the Trust of, or make available to the Trust, any notices, circulars, reports and announcements which Citi has received, in the course of acting in the capacity of custodian, concerning Securities held on the Trust's behalf that require discretionary action.

(B)       Third Party Information. Citi is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by Citi or made available through any electronic means.

(C)       No Action Without Instructions. If the Trust does not provide Citi with timely Instructions with respect to any discretionary action, Citi will not take any action in relation to that action.

(D)       Shareholders Voting. Citi's only obligation in regard to any matter where the Trust may exercise shareholder voting rights will be to provide shareholder voting services as specified in a separate proxy services letter between Citi and the Trust.

10.               COMMUNICATIONS, RECORDS AND ACCESS.

(A)       Communications and Statements. Communications, notices and announcements by Citi and statements with regard to the Custody Account, or other records with regard to Shares, and the Cash Account may be made available by electronic form and not in hard copy. The Trust will notify Citi promptly in writing of anything incorrect in a statement or advice and in any case writing sixty (60) days from the date on which the statement or advice is sent or made available to the Trust.

(B)       Price Information. Unless otherwise agreed in writing, Citi may, but is not obligated to, provide information on statements or reports showing pricing or values for Securities held by Citi for the Trust. Unless otherwise agreed in this Agreement or in writing by Citi, Citi has no responsibility to independently verify any such prices or similar data, and Citi has no obligation for the availability or accuracy of any price or similar data specified on any statement or report.

(C)       Securities Held Elsewhere. Securities indicated on any statement or report as “held elsewhere” and securities that are on loan or not held in the name of Citi are not held by Citi as custodial agent under this Agreement unless Citi verifies in writing that the Securities are held by a Sub custodian or other securities intermediary in an account on behalf of Citi subject to instructions only from Citi. Citi will not be responsible for Instructions, proxy services, corporate actions or other obligations under this Agreement with regard to such Securities.

(D)       Access to Records. Citi will allow the Trust and its independent public accountants, agents or regulators reasonable access to the records of Citi relating to Shares, Securities or Cash as is required by the Trust in connection with an examination of the books and records pertaining to the affairs of the Trust and will seek to obtain such access from each sub custodian and Clearance System.

(E)       Records. The Trust shall furnish or cause to be furnished accurate and timely information needed by Citi to complete its records and to perform its services under this Agreement when such information is not readily available from its own records or accounts or when such information is not readily available from generally accepted securities industry services or publications. Citi may rely conclusively on the completeness and correctness of such accounts, information and records. Citi shall have no responsibility for any information furnished by the Transfer Agent, the Sponsor, the Distributor or the Trust as required in connection with the performance of Citi's services as described in Sections 5 and 6 of this Agreement.

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Citi acknowledges that all of the accounts and records maintained by Citi pursuant hereto are the property of the Trust.

11.               TAX STATUS/WITHHOLDING TAXES.

(A)       Information. The Trust will provide Citi, from time to time and in a timely manner, with information and proof (copies or originals) as Citi reasonably requests, as to the Trust's and/or the underlying beneficial owner's tax status or residence. Information and proof may include, as appropriate, executing certificates, making representations and warranties, or providing other information or documents in respect of Securities, as Citi deems necessary or proper to fulfill obligations under applicable law.

(B)       Payment. If any Taxes become payable with respect to any payment to be made to the Trust, such Taxes will be payable by the Trust. Citi may withhold the Taxes from such payment or debit any amount available in the Cash Account and apply such Cash in satisfaction of such Taxes. If any Taxes become payable with respect to any prior payment made to the Trust by Citi, Citi may debit any Cash Account in satisfaction of such prior Taxes. The Trust will remain liable for any deficiency.

(C)       Tax Relief. In the event the Trust requests that Citi provide tax relief services and Citi agrees to provide such services, Citi will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided the Trust provides to Citi such documentation and information as to it or its underlying beneficial owner Trusts as is necessary to secure such tax relief. However, in no event will Citi be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Trust or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

12.               LIEN AND SET OFF.

(A)       Lien. In addition to any other remedies available under applicable law, Citi will have, and the Trust hereby grants, a continuing general lien on all Securities or Cash held by or subject to the control of Citi until the satisfaction of liabilities arising under this Agreement of the Trust to Citi in respect to any fees and expenses or credit exposures incurred in the performance of services under this Agreement. Notwithstanding anything else in this Section 12(A), the Securities or Cash held with respect to any Fund shall only be used to satisfy any obligations of the Trust to Citi with regard to that Fund and shall not be used to satisfy any obligation of the Trust to Citi in connection with any other Fund.

(B)       Set Off. To the extent permitted by applicable law and in addition to any other remedies available to Citi under applicable law, Citi may, after prior reasonable notice to the Trust, set off any payment obligation owed to it by the Trust in connection with all liabilities arising under this Agreement with regard to any Fund against any payment obligation owed by it to the Trust under this Agreement with regard to that Fund regardless of the place of payment or currency of either obligation (and for such purpose may make any currency conversion necessary).

13.               USE OF THIRD PARTIES.

(A)       General Authority. Citi is hereby authorized to appoint Sub custodians and Administrative Support Providers as its delegates to perform any of the duties of Citi under this Agreement. Citi and each Sub custodian is hereby authorized to use or participate in Market Infrastructures and, as required by law, regulation or best market practice, Clearance Systems in performing the duties of Citi or any duties delegated to any Sub custodian.

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(B)       Selection. Citi will use reasonable care in the selection and continued appointment of Sub custodians and Administrative Support Providers.

14.               SCOPE OF RESPONSIBILITY.

(A)       Standard of Care. Citi will perform its obligations with reasonable care as determined in accordance with the standards and practices of professional custodians or agency services providers for hire in the market or jurisdiction in which Citi performs services under this Agreement. Citi will cause each Sub custodian and Administrative Support Provider to perform with reasonable care, as determined in accordance with the standards and practices of professional custodians or similar services provides, as applicable, in the market or jurisdiction in which the Sub custodian or Administrative Support Provider performs services for Citi in connection with this Agreement and any Shares, Securities or Cash.

(B)       Responsibility for Losses.

(i)       Direct Damages. Citi will be liable for the Trust's direct damages resulting from the negligence, willful default or fraud of Citi or any Sub custodian, Administrative Support Provider or their nominee. Citi will not be liable for any damages or losses by reason only of the liquidation or insolvency of any Sub custodian or Administrative Support Provider.

(ii)       Stop Loss. The Trust will promptly notify Citi of any loss known to the Trust which it believes was caused by Citi or any Sub Custodian or Administrative Support Provider. Absent such notification, Citi's liability for any loss in regard to such discrepancy or errors will not accrue beyond the date the Trust should have provided such notice.

(C)       Limitations on Citi's Responsibility.

(i)       General. Citi is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given in accordance with this Agreement. Citi will have no implied duties or obligations and the provision of services under this Agreement does not constitute Citi a trustee or fiduciary with respect to any Shares, Securities or Cash. Citi has no duty or responsibility to determine that any Instruction is for the payment or delivery of Securities or Cash from or to the correct Custody Account or Cash Account. Citi has no responsibility or liability whatsoever for or on account of Shares, Securities or Cash not delivered to it.

(ii)       Sole Obligations of Citi. The Trust understands and agrees that (i) the obligations and duties of Citi will be performed only by Citi and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of Citi) and (ii) the rights of the Trust with respect to Citi extend only to Citi and, except as provided by law, do not extend to any other member of the Citigroup Organization.

(iii)       No Liability for Third Parties. Except as provided in this Agreement with regard to Sub custodians and Administrative Support Providers, Citi is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Clearance System, Market Infrastructure, broker, counterparty or issuer of Securities. Clearance Systems are not delegates or agents of Citi, and Citi has no responsibility for selection or appointment of any Clearance System or Market Infrastructure.

(iv)       Performance Subject to Laws. The Trust understands and agrees that Citi's performance of this Agreement is subject to the relevant local laws (including governmental acts, regulations,

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decrees, orders and treaties) and the rules, operating procedures and practices of any relevant stock exchange, Clearance System, or market where or through which Instructions are to be carried out and to which Citi (directly or indirectly) is subject and as exist in the country in which any Shares, Securities or Cash are held. Shares or Securities deposited with Clearance Systems hereunder will be subject to the laws, rules, and statements of principle and practices of such Clearance Systems. Citi will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance by Citi, any Sub custodian or any Administrative Support Provider would result in Citi, any Sub custodian or any Administrative Support Provider being in breach of any law, regulation or other requirement of any governmental or other authority in accordance with which it is required to act. Citi may take and instruct any delegate to take any action which it considers appropriate so as to comply with any applicable law, regulation, request from any public or regulatory authority or any of its policies which relate to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial or other services to sanctioned persons or entities. In certain circumstances such action may delay or prevent the processing of Instructions, the settlement of transactions or the performance of obligations under this Agreement. The laws and market practice applicable in many jurisdictions are subject to regular change, and Citi will only be obligated to bring to the Trust's attention those changes which affect Citi's performance of this Agreement which are of a fundamental nature.

(v)       Prevention of Performance. Citi will not be responsible for any failure to perform any of its obligations (nor will it be responsible for any unavailability of funds credited to the Cash Account) if such performance by Citi, any Sub custodian or any Administrative Support Provider is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended for so long as the Force Majeure Event continues. “Force Majeure Event” means any event due to any cause beyond the reasonable control of Citi, any Sub custodian or any Administrative Support Provider, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government. Upon the occurrence of any Force Majeure Event, Citi will inform the Trust and will use its reasonable efforts to mitigate any losses that the Trust may suffer as a result thereof. For the avoidance of doubt, Citi confirms that it maintains and regularly tests disaster recovery plans and contingency back-up services.

(vi)       Trust's Reporting Obligations. The Trust will be solely responsible for all filings, tax returns and reports on any transactions in respect of Shares, Securities or Cash or relating to Shares, Securities or Cash as may be required by any relevant authority, whether governmental or otherwise. The Trust is responsible for compliance with all applicable limitations or qualifications in regard to the Trust's investment in any Securities in any country or jurisdiction.

(vii)       Validity of Securities. Citi will exercise reasonable care in receiving Shares or Securities but does not warrant or guarantee the form, authenticity, value, transferability or validity of any Shares or Security received or held by Citi. Citi also does not guarantee the validity of the issue of any Shares or of Securities received for a Fund, the legality of the transactions thereof or the propriety of the price incurred therefor; the legality of any sale of any Shares or Securities by or for a Fund or the propriety of the amount for which the same are sold; the legality of an issue or sale of any Shares or the sufficiency of the amount to be received therefore; the legality of the repurchase of any Shares or the propriety of the amount to be paid therefore; the legality of the

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declaration of any dividend by a Fund or the legality of the distribution of any Securities as payment in kind of such dividend; and any property or moneys of a Fund unless and until received by it, and any such property or moneys delivered or paid by it pursuant to the terms hereof. If Citi becomes aware of any defect in title or forgery of any Security, Citi shall promptly notify the Trust.

(viii)       Capacity of Custodian. Citi is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Trust, and Citi's duty is solely to act as a custodian or agency services provider in accordance with the terms of this Agreement. For the avoidance of doubt, the parties hereby agree that Citi is not an agent of or .a trustee for any customer of the Trust, and in no circumstances will any customer of the Trust have any direct rights against Citi with regard to this Agreement and consequently any matter in respect of a customer of the Trust will be dealt with only between the Trust and Citi.

15.               INDEMNITY.

(A)       Indemnity to Citi. The Trust agrees to indemnify Citi (including without limitation each and any of its respective officers, directors, employees, and representatives) for, and to defend and hold Citi harmless from, all losses, costs, damages and expenses (including reasonable legal fees incurred by Citi or such person in any action or proceeding between Citi and the Trust or between Citi and any third party arising from or in connection with the performance of this Agreement) (each referred to as a “Loss”), imposed on, incurred by, or asserted against Citi in connection with or arising out of this Agreement, except any Loss resulting from the negligence or fraud of Citi or any Sub custodian or Administrative Support Provider or any of their nominees.

(B)       Trust's Direct Liability. The disclosure by the Trust to Citi that the Trust has entered into this Agreement as the agent or representative of another person will not relieve the Trust of any of its obligations under this Agreement.

(C)       Indemnity to the Trust. Citi agrees to indemnify the Trust (including without limitation each and any of its respective officers, directors, employees, and representatives) for, and to defend and hold the Trust harmless from, all losses, costs, damages and expenses (including reasonable legal fees incurred by the Trust or such person in any action or proceeding between the Trust and Citi or between the Trust and any third party arising from or in connection with the performance of this Agreement) (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Trust in connection with or arising out of this Agreement, except any Loss that is payable to Citi or any other person .as specified in Section 15(A) of this Agreement; provided, however, the liability of Citi for any Loss will not exceed the payment of Direct Damages as provided in Section 14(B)(i) of this Agreement except for reasonable legal fees as specified in this Section 15(C).

16.               MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

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17.               FEES AND EXPENSES.

The Trust agrees to pay all fees, charges and obligations incurred from time to time for any services pursuant to this Agreement as determined in accordance with the terms of the Fee Schedule, which may be changed from time to time by Citi upon mutual agreement of the parties, together with any other amounts payable to Citi under this Agreement. Citi may debit the Cash Account to pay any such fees, charges and obligations.

18.               CITIGROUP ORGANIZATION INVOLVEMENT.

The Trust agrees and understands that any member of the Citigroup Organization can engage as principal or otherwise in any transaction effected by the Trust or by any person for its account and benefit, or by or on behalf of any counterparty or issuer. Citi is entitled to effect any transaction by or with itself or any member of the Citigroup Organization and to pay or keep any fee, commissions or compensation as specified in the Trust's Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.

19.               INFORMATION AND DATA PROTECTION.

Citi will treat information related to the Trust as confidential but, unless prohibited by law, the Trust, on behalf of itself and on behalf of its employees, contractors and customers, authorizes the transfer or disclosure of any information relating to the Trust to and between the branches, subsidiaries, representative offices, affiliates and agents of Citi and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of services to the Trust (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process.

The Trust will treat the terms of this Agreement, including any Fee Schedule, as confidential to the extent permitted by applicable law.

Without the written approval of Citi, the Trust will not use the name, trade mark or service mark of Citi or describe the services contemplated under or the terms or conditions of this Agreement in any communication or document intended for distribution to any customer or investor in connection with the offering or sale by the Trust of Shares, products or services (an “Offering Document”); nor will the Trust amend any such references to Citi or the terms or conditions of this Agreement in any Offering Document that has been previously approved by Citi without Citi's written approval. Citi will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Trust include, upon request by Citi, reasonable notices describing those terms of this Agreement relating to Citi and its liability and the limitations thereon. To the extent Citi distributes notices or statements to customers, Citi may, upon advance notice to the Trust, include reasonable notices describing those terms of this Agreement relating to Citi and its liability and the limitations thereon; if customer notices are not sent by Citi but rather by the Trust or some other person, the Trust will reasonably cooperate with any request by Citi to include such notices. The Trust shall not, in any communications with customers, whether oral or written, make any representations to its customers stating or implying that Citi is providing valuations with respect to Shares, Securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with Shares, Securities, products or services.

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20.               ADVERTISING.

Neither the Trust nor Citi will display the name, trademark or service mark of the other without the prior written approval of the other, nor will the Trust display that of Citigroup, Inc. or any subsidiary of Citigroup, Inc. without prior written approval from Citigroup, Inc. or the subsidiary concerned. The Trust will not advertise or promote any service. provided by Citi without Citi's prior written consent. Provided, however, the Trust may identify Citi as custodian and agency services provider as provided in this Agreement as permitted in Section 19 of this Agreement or as otherwise required by the Trust under applicable law.

21.               REPRESENTATIONS.

(A)       General. The Trust and Citi each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)       It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)       It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)       This Agreement is duly Authorized and signed and is its legal, valid and binding obligation;

(iv)       Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)       Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)       Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)       Trust. The Trust also represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)       It has authority to deposit the Securities received in the Custody Account and the Cash in the Cash Account and there is no claim or encumbrance that adversely affects any delivery of Securities or payment of Cash made in accordance with this Agreement;

(ii)       Where it acts as an agent on behalf of any of its own customers, whether or not expressly identified to Citi from time to time, any such customers will not be customers or indirect customers of Citi; and

(iii)       It has not relied on any oral or written representation made by Citi or any person on its behalf.

(iv)       It has received from the Securities and Exchange Commission· an order to operate as an exchange traded fund.

(v)       It is duly authorized to issue the Shares.

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22.               REPRESENTATIVE CAPACITY.

(A)       Non-Recourse. A copy of the declaration of trust or other organizational document of the Trust and/or each Fund is on file with the appropriate authority, which has been provided by the Trust to Citi, and Citi acknowledges and agrees that this Agreement is not executed on behalf of the trustees of the Trust as individuals, and the obligations of this Agreement are not binding on any of the trustees, officers, shareholders of the Trust individually, but are binding only upon the assets and property of each Fund with respect to its Shares, Securities and Cash.

(B)       Several Obligations. With respect to any obligations of the Trust with respect to a Fund arising out of this Agreement, Citi shall look for payment or satisfaction of any obligation solely to the Shares, Securities, Cash or other assets of the Fund to which such obligation relates as though each Fund has separately contracted with Citi by separate written instrument with respect to its assets and transactions.

23.               TERMINATION.

(A)       Term. This Agreement will begin on the Effective Date and have an initial term of one (1) year from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 23(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)       Date of Termination. Any party may terminate this Agreement in whole or as between itself and the other parties hereto by giving the other parties hereto written notice not less than ninety (90) days' prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable). Termination with respect to any Fund shall be effected by Citi and the Trust agreeing to an amended Appendix A deleting such Fund. Termination of this Agreement with respect to any Fund shall not terminate this Agreement with respect to any other Fund.

(C)       Termination-related Obligations. If the Trust has terminated this Agreement without cause during the Initial Term (other than pursuant to a notice of non-renewal properly delivered in accordance with Section 23(B) of this Agreement), the Trust will pay Citi as liquidated damages for such default, an amount equal to the balance that would be due Citi for its services under this Agreement during the balance of the Initial Term or Rollover Period, as applicable, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”); provided, however, that if the Trust closes all of the Funds subject to this Agreement such Liquidated Damages shall be an amount equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or Rollover Period, as applicable, or (y) twelve (12) months. In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Citi will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by Trust will cause substantial damages to Citi and because of the difficulty of estimating the. damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Citi and that this sum is agreed to as liquidated damages and not as a penalty.

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(D)       Effect on Property. Citi will deliver Shares, Securities and Cash as Instructed by the Trust. If by the termination date the Trust has not given Instructions to deliver any Shares, Securities or Cash, Citi will continue to safekeep such Shares, Securities and/or Cash until the Trust provides Instructions to effect a free delivery of such. However, Citi will provide no other services as regard to any such Shares or Securities except to collect and hold any cash distributions. Citi will be entitled to charge the Trust standard fees for Shares, Securities or Cash retained in safekeeping after termination of this Agreement. Notwithstanding termination of this Agreement or any Instruction, Citi may retain sufficient Shares, Securities or Cash to close out or complete any transaction that Citi will be required to settle on the Trust's behalf.

(E)       Surviving Terms. The rights and obligations contained in Sections 11, 12, 13, 14, 15, 19, 22, 23 and 24 of this Agreement will survive the termination of this Agreement.

24.               GOVERNING LAW AND JURISDICTION.

(A)       Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)       Jurisdiction. The federal and State courts located in New York Country in the State of New York will have non-exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the parties irrevocably submit to the jurisdiction of such courts.

(C)       Venue. Each party hereto waives any objection it may have at any time, to the laying of venue of any actions or proceedings brought in any court specified in Section 24 hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

25.               MISCELLANEOUS.

(A)       Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules. Citi may notify the Trust of terms which are applicable to the provision of services in the location of a particular office and such terms will be contained in a schedule and will supplement this Agreement in relation to that office. In case of inconsistency with the rest of this Agreement, such terms will prevail in relation to that office.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Trust and Citi.

Additional Funds may be added to this Agreement upon written agreement of the Trust and Citi by amendment of Appendix A adding any additional Fund.

(B)       Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)       Waiver of Rights. No failure or delay of the Trust or Citi in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Trust or Citi may have under applicable law.

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(D)       Recordings. The Trust and Citi consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)       Further Information. The Trust agrees to execute further documents and provide materials and information as may be reasonably requested by Citi to enable it to perform its duties and obligations under this Agreement.

(F)       Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other's prior written consent, which consent will not be unreasonably withheld or delayed; provided that Citi may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Trust.

(G)       Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(H)       Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement to be executed by their respective officers thereunto duly authorized.

STRATEGY SHARES
By:	/s/ Jennifer Bailey
Name:	Jennifer Bailey
Title:	Secretary
Date:	4/6/2026

CITIBANK, N.A.
By:	/s/ Christopher Ravn
Name:	Christopher Ravn
Title:	Managing Director, CBNA VP
Date:	4/9/2026

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EXHIBIT 1

LIST OF FUNDS

  Strategy Shares Gold Enhanced Yield ETF
  SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold Enhanced Yield ETF
  Strategy Shares Nasdaq 7HANDL™ Index ETF
  Strategy Shares Newfound/Resolve Robust Momentum ETF
  Monopoly ETF
  Day Hagan Smart Buffer ETF
  Day Hagan Smart Sector ETF
  Day Hagan Smart Sector Fixed Income ETF
  Day Hagan Smart Sector International ETF
  Eventide High Dividend ETF
  Eventide International ETF*
  Eventide Large Cap Growth ETF
  Eventide Large Cap Value ETF
  Eventide Small Cap ETF
  Eventide US Market ETF

*Effective December 8, 2025.

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ANNEX A

U.S. SPECIAL RESOLUTION REGIME RECOGNITION

(1) Recognition of U.S. Regimes. In the event that Citi becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement between the parties (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from Citi will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States. In the event Citi or any Citi Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against Citi are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.

(2) Effective Date. The provisions of this Appendix will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(3) Definitions. For the purposes of this Appendix, the following definitions apply:

“Applicable Compliance Date” means: (a) the date of this Agreement, if Trust is a covered entity under the QFC Stay Rules; (b) July 1, 2019, if Trust is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (c) otherwise, January 1, 2020.

“Citi Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of Citi.

“Credit Enhancement” means, with respect to any Relevant Agreement, any credit enhancement or other credit support arrangement in support of the obligations of Citi or Trust thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8. All references herein to the QFC Stay Rules shall be construed, with respect to Citi to mean the particular QFC Stay Rule(s) applicable to it.

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“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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ANNEX B

CONFIDENTIALITY AND DATA PRIVACY CONDITIONS

1. Introduction. These conditions (“Conditions”) form part of the Agreement that applies between Strategy Shares (the “Client”) and Citibank, N.A. (the “Service Provider”) in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.1 Definitions.

“Confidential Information” means any information or materials (in tangible or intangible form) relating to the Disclosing Party and/or its affiliates (including any entity that directly or indirectly controls, is controlled by or is under common control with, a party), branches or representative offices (collectively, “Affiliates”) or their respective Representatives or Owners, that is received or accessed in any form or medium (and without regard to whether the information is owned by a party hereto or by a third party) by the Receiving Party or its Affiliates or their respective Representatives in connection with providing, receiving or using Services. “Confidential Information” includes Personal Data, information relating to the Disclosing Party’s products and services and the terms and conditions on which they are provided, technology (including software, systems data, the form and format of reports and online computer screens), pricing information, internal policies, operational procedures, bank account and/or Service Provider details, transactional information, information related to the Disclosing Party’s, its Affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, shareholders, investment or trading strategies, portfolio holdings, investments, shareholdings, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, intellectual property rights, or other property or and any other confidential business or technical information, in each case that: (i) is designated by the Disclosing Party as confidential at the time of disclosure; (ii) is protected by applicable bank secrecy or other laws and regulations; (iii) a reasonable person would consider to be of a confidential and/or proprietary nature given the nature of the information and the circumstances of its disclosure; or (iv) is derived from, or developed by reference to or use of, any information described in the preceding clauses (i), (ii) and (iii).

‘‘Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party.

“Owner” means any natural person or entity (or its branch) that: (i) owns, directly or indirectly, stock of, or profits, interests or capital or beneficial interests in, a party; or (ii) otherwise owns or exercises control over a party directly or indirectly through ownership, controlling interest or any other arrangement or means, including: (a) a person who ultimately has a controlling interest in, or who otherwise exercises control over, a party; or (b) the senior managing official(s) of a party.

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement.

“Representatives” means a party’s officers, directors, employees, contractors, agents, representatives, professional advisers and Third Party Service Providers.

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2.2 Protection. The Receiving Party will keep the Disclosing Party’s Confidential Information confidential on the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care and as required under Data Protection Law. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions and the Agreement.

2.3 Exceptions to Confidentiality. Notwithstanding anything in these Conditions to the contrary but subject to Data Protection Law, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) was publicly known or available in the public domain prior to the time of disclosure to the Receiving Party by or on behalf of the Disclosing Party; (ii) becomes publicly known or available in the public domain after disclosure to the Receiving Party by or on behalf of the Disclosing Party through no action or inaction of the Receiving Party; (iii) is in the possession of the Receiving Party, or becomes available to the Receiving Party, without confidentiality restrictions; (iv) is independently developed by the Receiving Party without use of or reliance upon any of the Confidential Information; (v) has been anonymized and/or aggregated with other information such that neither the Confidential Information of the Disclosing Party nor the identity of any Data Subject is disclosed; (vi) an authorized officer of the Disclosing Party has agreed in writing that the Receiving Party may disclose on a non-confidential basis; or (vii) is required to be disclosed by judicial or administrative processor otherwise by applicable law or regulation.

3. Authorized Disclosures.

3.1 Definitions.

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers;

“Payment Infrastructure Provider” means any Clearance System (as defined in the Agreement) including any third party that forms part of a payment system infrastructure or which otherwise facilitates payments, including without limitation, communications, clearing and other payment systems or service providers; intermediary, agent and correspondent bank; digital or ewallets; or similar entities but excluding any third parties that have been appointed as agents by Service Provider Recipients in connection with the Agreement.

“Permitted Purposes” means in relation to a party’s (or its Affiliates’ or their respective Representatives’) use of the other party’s (or its Affiliates’ or their respective Representatives’) Confidential Information:

(A)	To provide, or to receive and use, the Services in accordance with the Agreement and other applicable documentation and to undertake related activities, such as, by way of non-exhaustive example:

(1)	To fulfill applicable domestic and foreign legal, regulatory and compliance requirements (including know your customer (KYC) and anti-money laundering (AML) obligations
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applicable to a party and/or its Affiliates) and to otherwise make the disclosures specified in Condition 3.3 (Legal and Regulatory Disclosures);

(2)	To verify the identity or authority of a party’s Representatives who interact with the other party;

(3)	For risk assessment, information security management, statistical, trend analysis and planning purposes;

(4)	To monitor and record calls and electronic communications with the other party for quality, training, investigation and fraud and other crime prevention purposes;

(5)	For fraud and other crime detection, prevention, investigation and prosecution;

(6)	To enforce and defend a party’s or its Affiliates’ rights; and

(7)	To manage a party’s relationship with the other party (which may include the Service Provider providing information to the Client and its Affiliates about the Service Provider’s and Service Provider Affiliates’ products and services);

(B)	To make disclosures to third parties to whose accounts or from whose accounts the Client instructs the Service Provider or Service Provider Affiliates to make or receive a payment from an account, to make or receive any delivery of other property or to enable such third parties to perform reconciliations;

(C)	To make disclosures to Payment Infrastructure Providers and to Service Provider or Service Provider Affiliate’s Third Party Service Providers in connection with the provision of the Services;

(D)	To make disclosures to, and to obtain information from, credit information bureaus, credit rating agencies, central banks or other bodies in connection with risk-based analysis and decisions by the Service Provider or where such disclosures are otherwise required by applicable law, regulation or market practices, including to securities issuers or their agents or representatives;

(E)	To make disclosures to the Disclosing Party’s Affiliates and third party designees;

(F)	In connection with the provision of products and services (including supporting the opening of accounts) by the Service Provider or Service Provider Affiliates to the Client’s Affiliates including transfer agents or registrars in connection with any property of the Client; and

(G)	For any additional purposes expressly authorized by the other party.

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to or for the benefit of the Receiving Party, and who is not a Payment Infrastructure Provider (e.g. technology service providers, business process service providers, call center service providers, outsourcing service providers, consultants and other external advisors).

3.2 Permitted Disclosures. The Disclosing Party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the Receiving Party

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may use and disclose the Disclosing Party’s Confidential Information to the Receiving Party’s Affiliates and to its and their respective Representatives, Payment Infrastructure Providers and any other third party recipients specified in these Conditions, who require access to such Confidential Information to the extent reasonably necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 3.2 shall be bound pursuant to terms no less stringent than these Conditions and the Agreement to keep such Confidential Information confidential and to use it for only the relevant Permitted Purposes.

3.3 Legal and Regulatory Disclosures. The Disclosing Party agrees (and where required by applicable bank secrecy or other laws is hereby deemed to provide a waiver and/or release to ensure) that the Receiving Party may disclose the Disclosing Party’s Confidential Information pursuant to: (i) legal requirements or (ii) any other domestic or foreign legal and/or regulatory obligation or request.

4. Retention Period.

Each of the Client and Service Provider or Service Provider Recipients may retain, use, and as applicable Process, the other party’s Confidential Information for the period of time reasonably necessary for the relevant Permitted Purposes. On termination of the provision of the Services (including closure of accounts), each of the Client and Service Provider Recipients shall be entitled to retain, use, and as applicable Process, the other party’s Confidential Information for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies, to the extent that this is permissible under applicable laws and regulations, and otherwise in accordance with these Conditions and the Agreement, but shall otherwise securely destroy or delete such Confidential Information.

5. Information Security.

The Service Provider Recipients, in accordance with Data Protection Law, will, and will use reasonable endeavors to ensure that the Service Provider, Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, technical and organizational security measures to protect Client Confidential Information that is within its or their custody or control against unauthorized or unlawful use (or in the case of Personal Data, unlawful Processing) and accidental destruction or loss. The Service Provider shall not Process Client Personal Data for any purpose other than Permitted Purposes unless expressly authorized or instructed by the Client.

6. Personal Data.

6.1 Definitions.

"Data Protection Law" means any and all applicable data protection and privacy laws and regulations relating to the Processing of Personal Data, including any amendments or supplements to or replacements thereof.

“Data Subject” means a natural person who is identified, or who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent

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term under Data Protection Law.

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify a Data Subject, or if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, transfer, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under Data Protection Law.

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data or other Confidential Information within the Receiving Party’s possession, custody or control has been materially compromised in violation of these Conditions or the Agreement so as to pose a reasonable likelihood of harm to the Disclosing Party or the Data Subjects involved.

6.2 Compliance with Data Protection Law. In connection with the provision or receipt and use of the Services: (i) each party will comply with Data Protection Law; and (ii) the Client confirms that any Personal Data that it provides to Service Provider Recipients has been Processed fairly and lawfully, is accurate at the time provided and is relevant for the purposes for which it is being provided.

6.3 Cross-border Personal Data transfers. The Client acknowledges, and where required by applicable law or regulation agrees, that in the connection with providing the Services and otherwise making disclosures pursuant to Condition 3 (Authorized Disclosures), Personal Data of Client Data Subjects (e.g., the Client or its Affiliates’ respective Representatives and Owners) may be disclosed and/or transferred to recipients located in countries other than the country in which the Service Provider entity or its branch which provides the Services is established or the Client is located. However, the Service Provider: (i) requires its Affiliates and Third Party Service Providers to protect Personal Data pursuant to Condition 5 (Information security); and (ii) carries out cross-border transfers of Personal Data in accordance with Data Protection Law.

6.4 Legal basis for Processing Personal Data. To the extent that the Service Provider Processes Personal Data of Client Data Subjects, the Client warrants that it has, if and to the extent required by Data Protection Law, provided notice to and obtained valid consent from such Data Subjects in relation to the Service Provider’s Processing of their Personal Data as described in these Conditions. If the Client is itself a Data Subject, the Client warrants that if and to the extent required by Data Protection Law: (i) it has received the Service Provider’s Privacy Statement or other privacy disclosure(s)as the Service Provider may notify the Client from time to time and (ii) it consents to such Processing.

6.5 Security Incidents.

(A) If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of applicable laws and regulations. The Service Provider will notify the Client of a Security Incident as soon as reasonably practicable after the Service Provider becomes aware of it and in

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compliance with any time periods required by applicable laws and regulations, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation and delaying notification is consistent with applicable laws or regulation.

(B) Each party is responsible for making any notifications to regulators and Data Subjects concerning a Security Incident that it is required to make under Data Protection Law. Each party will provide reasonable information and assistance to the other party to the extent necessary to help the other party to meet its obligations to regulators and Data Subjects.

(C) Neither party will issue press or media statements or comments in connection with any Security Incident that name the other party unless it has obtained the other party’s prior written permission or unless such Security Incident has otherwise become publicly known other than through a disclosure that is prohibited under this sentence.

7. Provision of Data from Vendors and Exchanges.

7.1 Definitions.

"Data Suppliers" means a vendor, exchange or other entity which supplies data used in the provision of the Services to the Client.

7.2 Provision of Data.

The Service Provider may provide the Client with pricing and other data licensed from Data Suppliers. The Service Provider is licensed to provide such data only upon the following conditions: (i) Data Suppliers require that the data may not be used for any purpose independent of the service relationship established under the Agreement, and shall be used only internally (including in custodial holdings reports for actual investments sent to the investments’ beneficial owners and to intermediaries between the Client and the beneficial owners); (ii) the Data Suppliers’ licenses require that the Data Suppliers and their applicable affiliates shall be third-party beneficiaries of this Condition 7; and (iii) the Data Suppliers’ licenses state that the Data Suppliers and their applicable affiliates have no liability or responsibility to the Client relating to the Client’s receipt or use of the data. In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Client’s use of its data and the Client shall comply with such limitations as communicated by the Service Provider. A Data Supplier may, in its discretion: (x) direct Service Provider to terminate the Client’s receipt of the Data Supplier’s data for any or no reason with or without notice; and (y) require the Client to enter into an agreement with it directly as a condition of receipt of its data.

7.3 Distribution of Data to Subadvisors.

If a Client which is an investment manager engages a subadvisor to help manage certain of its funds, then, upon consent of the Service Provider, such Client may distribute the Data Suppliers’ data to such subadvisor; provided, however, that the use of such data by the subadvisor shall be subject to the provisions of Conditions 7.2(i) to (iii) (inclusive).

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